Exhibit 99.4

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
February 26, 2014	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS ANNOUNCES A DROPDOWN AND ORGANIC GROWTH PROJECT TOTALING $1.4 BILLION AND REPORTS RECORD FOURTH QUARTER AND YEAR END 2013 RESULTS

•	$1.15 billion immediately accretive dropdown from DCP Midstream

•	200 MMcf/d Lucerne 2 plant, an organic growth project, with a total estimated cost of $250 million

•	Record 2013 annual Distributable Cash Flow of $296 million, an increase of 64 percent over 2012

•	Record fourth quarter 2013 Adjusted EBITDA of $104 million and Distributable Cash Flow of $79 million

•	Thirteenth consecutive quarterly distribution increase now at $2.93 per unit annualized

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2013. The table below reflects the results for the three and twelve months ended December 31, 2013 and 2012 on a consolidated basis and for the 2012 periods as originally reported.

FOURTH QUARTER AND YEAR TO DATE 2013 SUMMARY RESULTS

	Three Months Ended				Year Ended
	December 31,				December 31,
	2013		2012 (3)	As Reported in 2012	2013 (3)		2012 (3)(4)	As Reported in 2012
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners(1)(5)	$28		$70	$64	$181		$198	$168
Net income per limited partner unit - basic and diluted(1)(5)	$0.09		$0.87	$0.87	$1.34		$2.28	$2.28
Adjusted EBITDA(2)(5)	$104		$98	$86	$365		$302	$252
Adjusted net income attributable to partners(2)	$63		$68	$62	$217		$177	$147
Adjusted net income per limited partner unit(2) - basic and diluted	$0.49		$0.83	$0.83	$1.80		$1.89	$1.89
Distributable cash flow(2)(5)	$79	$	**	$68	$296	$	**	$180

(1)
Includes non-cash commodity derivative mark-to-market losses of $35 million and gains of $2 million for the three months ended December 31, 2013 and 2012, respectively. Includes non-cash commodity derivative mark-to-market losses of $37 million and gains of $21 million for the twelve months ended December 31, 2013 and 2012, respectively.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our 80 percent interest in the Eagle Ford system, retrospectively adjusted. We acquired a 33.33 percent interest in the Eagle Ford system in November 2012, and a 46.67 percent interest in March 2013. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2012 for comparative purposes.

(4)
Includes our 100 percent interest in Southeast Texas, retrospectively adjusted. We acquired a 33.33 percent interest in Southeast Texas in January 2011, and a 66.67 percent interest in March 2012. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2012 for comparative purposes.

(5)
The Partnership recognized no lower of cost or market adjustments during the three months ended December 31, 2013 and 2012, respectively, and $4 million and $19 million of lower of cost or market adjustments during the twelve months ended December 31, 2013 and 2012, respectively.

** Distributable cash flow has not been calculated under the pooling method.

DROPDOWN TRANSACTION AND ORGANIC GROWTH PROJECT IN THE DJ BASIN
The Partnership announced a $1.15 billion immediately accretive dropdown from DCP Midstream, the owner of the Partnership's general partner, the largest dropdown in DPM's history.
Included in the dropdown are the following:

•
A one-third interest in the 720-mile, fee-based Sand Hills natural gas liquids (NGL) pipeline, transporting NGLs from both DCP and third party plants in the Permian Basin and Eagle Ford Shale to facilities along the Texas Gulf Coast and the Mont Belvieu market hub. With an initial capacity of 200,000 barrels per day (Bbls/d) the pipeline will have the ability to ramp up to capacity of 350,000 Bbls/d after the completion of planned pump stations.

•
A one-third interest in the 800-mile, fee-based Southern Hills NGL pipeline, which has an expected capacity of 175,000 Bbls/d after completion of planned pump stations. Southern Hills provides NGL takeaway service from the Midcontinent to the Mont Belvieu market hub.

•
The remaining 20 percent interest in the Eagle Ford system, bringing the Partnership's ownership interest to 100 percent. The Eagle Ford system includes seven integrated plants with total processing capacity of 1.2 billion cubic feet per day (Bcf/d), including the 100 percent owned Eagle plant and Goliad plant which was recently placed into service.

•
Lucerne 1, a 35 million cubic feet per day (MMcf/d) cryogenic natural gas processing plant located in the prolific DJ Basin. The plant includes a long-term fee-based processing agreement with DCP Midstream providing a fixed demand charge, along with a throughput fee on all volumes processed.

The Partnership also announced an organic growth project, the Lucerne 2 plant, a 200 MMcf/d plant which is currently under construction. Once in service, the plant includes a 10-year fee-based processing agreement with DCP Midstream providing a fixed demand charge, along with a throughput fee on all volumes processed. The Lucerne 2 plant will be a deep-cut cryogenic, natural gas processing plant in the rapidly expanding, liquids-rich DJ Basin that is part of the growing Niobrara shale formation. Once in service, the Partnership will own approximately 50 percent of the 800 million cubic feet per day of total capacity in the DJ basin owned and operated by the DCP enterprise. The Lucerne plants will be connected to the Front Range Pipeline for NGL takeaway to the Mont Belvieu market hub. The Lucerne 2 plant is expected to be placed into service in mid 2015. The Partnership estimates additional expenditures of approximately $180 million after the transaction closes to complete this project.
These transactions are subject to certain closing conditions and working capital and other customary closing adjustments. The transactions are expected to close in March 2014.
CEO AND CHAIRMAN’S PERSPECTIVE
“With this transaction, we have now firmly established the Partnership as a fully integrated midstream provider and with the two NGL pipelines, the Partnership now accesses the rapidly expanding Permian basin and Granite Wash and SCOOP areas of the Midcontinent,” said Wouter van Kempen, CEO and chairman of the Partnership, and CEO and chairman of DCP Midstream. “Executing on our growth for growth strategy as a DCP enterprise, we have doubled the size of the Partnership in the past few years, and we continue to be focused on being a premier operator delivering value to our customers and unitholders.”
PRESIDENT'S PERSPECTIVE
“We are hitting on all cylinders; not only did we just deliver record results for 2013, we are also excited to announce this transaction as it includes both solid fee-based assets that are accretive to unit holders as well as a great organic growth opportunity in the prolific DJ Basin," said Bill Waldheim, president of the Partnership. "With the addition of these primarily fee-based assets we are well positioned to deliver sustainable distribution growth and long-term value to our unitholders."

2013 AND RECENT HIGHLIGHTS
In addition to delivering on our distributable cash flow and distribution growth forecasts, we successfully executed on our 2013 business plan.

•	We achieved our distribution growth forecast which represents a 6 percent increase over the 2012 declared distribution rate

•	2013 distributable cash flow of $296 million is up 64 percent from 2012

•	We continue executing on our growth strategy with both dropdowns and quality organic growth projects. In 2013, we completed over $1 billion of dropdowns, including

◦	an additional 47 percent interest in the Eagle Ford system

◦	the 110 MMcf/d O'Connor plant, with the 160 MMcf/d expansion nearing completion

◦	a one-third interest in the 435-mile, 150,000 Bbl/d Front Range NGL pipeline

•
The 583-mile Texas Express NGL pipeline commenced operations October 31, 2013 with initial capacity of 280,000 Bbls/d, expandable to 400,000 Bbls/d. The Partnership owns a 10 percent interest, which is operated by Enterprise

•	In February 2014, the 435-mile Front Range NGL pipeline and 200 MMcf/d Goliad plant were placed into service

◦	The Front Range Pipeline has 150,000 Bbls/d of capacity, is owned one-third by the Partnership and is operated by Enterprise

◦
Our 200 MMcf/d Goliad plant is part of our Eagle Ford system and is our seventh plant in the Eagle Ford Shale, including the Eagle plant, where 400 MMcf/d of processing capacity has been added in just the last year. The Goliad plant is connected to Sand Hills pipeline for NGL takeaway to Mont Belvieu

CONSOLIDATED FINANCIAL RESULTS
Consolidated results are shown using the pooling method of accounting, which includes results associated with DCP Midstream's ownership interests in the Eagle Ford system and Southeast Texas during its periods of ownership. While the Partnership hedges the majority of its commodity risk, prior period results reflect DCP Midstream's unhedged portion of its ownership interest in the Eagle Ford system and Southeast Texas during those periods.

Adjusted EBITDA for the three months ended December 31, 2013 increased to $104 million from $98 million for the three months ended December 31, 2012, reflecting increased volumes on our Eagle Ford and East Texas systems and growth from the operation of our fee-based O'Connor plant, partially offset by higher operating expenses primarily as a result of growth and asset reliability expenditures. Adjusted EBITDA for the three months ended December 31, 2012 included a significant recovery of the non-cash lower of cost or market price adjustment (LCM Adjustment) for our wholesale propane logistics segment that was recorded in the second quarter of 2012.
Adjusted EBITDA for the year ended December 31, 2013 increased to $365 million from $302 million for the year ended December 31, 2012. These results reflect increased volumes on our Eagle Ford and East Texas systems and growth from the operation of our fee based O'Connor plant, partially offset by lower commodity prices on the unhedged portion of the Eagle Ford and Southeast Texas systems associated with DCP Midstream's ownership and hedge settlement timing on storage and higher operating expenses primarily as a result of growth and asset reliability expenditures. These results also reflect the dropdown of the Mont Belvieu fractionators and higher volumes and margins in NGL Logistics and Wholesale Propane.
On January 28, 2014, the Partnership announced a quarterly distribution of $0.7325 per limited partner unit. This represents an increase of 1.7 percent over the last quarterly distribution and an increase of 6.2 percent over the distribution declared in the fourth quarter of 2012. Our distributable cash flow of $79 million for the three months ended December 31, 2013, provided a 0.96 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The 2013 distribution coverage ratio on a cash paid basis was approximately 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA increased to $90 million for the three months ended December 31, 2013, from $69 million for the three months ended December 31, 2012, reflecting increased volumes on our Eagle Ford and East Texas systems and growth from the operation of our fee-based O'Connor plant, partially offset by higher operating expenses primarily as a result of growth and asset reliability expenditures.
Adjusted segment EBITDA increased to $308 million for the year ended December 31, 2013, from $291 million for the year ended December 31, 2012, reflecting increased volumes on our

Eagle Ford and East Texas systems and growth from the operation of our fee-based O'Connor plant, partially offset by lower commodity prices on the unhedged portion of the Eagle Ford and Southeast Texas systems associated with DCP Midstream's ownership, hedge settlement timing on storage, lower volumes across certain of our assets and higher operating expenses primarily as a result of growth and asset reliability expenditures.
Results are shown using the pooling method of accounting, which includes the additional 47 percent of the Eagle Ford system since the date of acquisition on November 1, 2012, and 80 percent of the Eagle Ford system for the ten months ended October 31, 2012. Results also include 67 percent of Southeast Texas for the three months ended March 31, 2012. These results reflect the unhedged portion of the Eagle Ford system and Southeast Texas associated with DCP Midstream's ownership interest during those periods.
NGL Logistics - Adjusted segment EBITDA of $19 million for the three months ended December 31, 2013, was relatively flat compared to $20 million for the three months ended December 31, 2012, reflecting a non-cash write off of a discontinued construction project, partially offset by higher results from the Mont Belvieu fractionators.
Adjusted segment EBITDA increased to $85 million for the year ended December 31, 2013, from $59 million for the year ended December 31, 2012. These results reflect the July 2012 dropdown of the Mont Belvieu fractionators, higher throughput on certain of our pipelines and higher margins at the Marysville storage facility.
Wholesale Propane Logistics - Adjusted segment EBITDA decreased to $10 million for the three months ended December 31, 2013, from $27 million for the three months ended December 31, 2012. Results for the three months ended December 31, 2012 included a significant recovery of the LCM Adjustment that was recorded in the second quarter of 2012 and higher unit margins associated with favorable hedging.
Adjusted segment EBITDA increased to $34 million for the year ended December 31, 2013, from $26 million for the year ended December 31, 2012. The 2013 results reflect increased unit margins and the exporting of propane from the Chesapeake terminal in the first quarter of 2013, partially offset by a non-cash write off of a discontinued construction project. 2012 results reflect reduced demand due to the industry’s excess inventory as a result of near record warm weather.

CORPORATE AND OTHER
Interest expense for the three and twelve months ended December 31, 2013 increased due to higher debt levels, partially offset by higher capitalized interest.

CAPITALIZATION
At December 31, 2013, the Partnership had $1,590 million of long-term debt outstanding comprised of senior notes and $335 million of short-term debt outstanding under our commercial paper program. Total available revolver capacity was $664 million. Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2013, was approximately 3.9 times. Our effective interest rate on our overall debt position, as of December 31, 2013, was 3.4 percent.
COMMODITY DERIVATIVE ACTIVITY
The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three months ended December 31, 2013, commodity derivative activity and total revenues included non-cash losses of $35 million. This compares to non-cash gains of $2 million for the three months ended December 31, 2012. Net hedge cash settlements for the three months ended December 31, 2013, were receipts of $13 million. Net hedge cash settlements for the three months ended December 31, 2012, were receipts of $18 million.
For the year ended December 31, 2013, commodity derivative activity and total revenues included non-cash losses of $37 million. This compares to non-cash gains of $21 million for the year ended December 31, 2012. Net hedge cash settlements for the year ended December 31, 2013, were receipts of $54 million. Net hedge cash settlements for the year ended December

31, 2012, were receipts of $49 million. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a substantial portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.
EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss fourth quarter results on Thursday, Februrary 27, 2014, at 9:00 a.m. ET. The dial-in number for the call is 1-800-708-4539 in the United States or 1-847-619-6396 outside the United States. The conference confirmation number for login is 36550042. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on March 18, 2014, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 36550042. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted EBITDA equals the sum of its adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the Partnership's annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	As Reported in 2012	2013	2012	As Reported in 2012
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$743	$557	$376	$2,695	$2,459	$1,466
Transportation, processing and other	81	75	54	268	232	185
(Losses) gains from commodity derivative activity, net	(22)	20	20	17	70	70
Total operating revenues	802	652	450	2,980	2,761	1,721
Purchases of natural gas, propane and NGLs	(655)	(488)	(328)	(2,381)	(2,177)	(1,301)
Operating and maintenance expense	(59)	(48)	(31)	(211)	(193)	(123)
Depreciation and amortization expense	(25)	(22)	(14)	(93)	(89)	(64)
General and administrative expense	(15)	(18)	(12)	(62)	(74)	(46)
Other expense	(5)	—	—	(8)	—	—
Total operating costs and expenses	(759)	(576)	(385)	(2,755)	(2,533)	(1,534)
Operating income	43	76	65	225	228	187
Interest expense	(12)	(10)	(10)	(52)	(42)	(42)
Earnings from unconsolidated affiliates	10	9	12	33	26	29
Income tax expense	(6)	—	—	(8)	(1)	(1)
Net income attributable to noncontrolling interests	(7)	(5)	(3)	(17)	(13)	(5)
Net income attributable to partners	28	70	64	181	198	168
Net income attributable to predecessor operations	—	(6)	—	(6)	(33)	(3)
General partner's interest in net income	(20)	(12)	(12)	(70)	(41)	(41)
Net income allocable to limited partners	$8	$52	$52	$105	$124	$124

Net income per limited partner unit — basic	$0.09	$0.87	$0.87	$1.34	$2.28	$2.28

Weighted-average limited partner units outstanding — basic	87.8	60.5	60.5	78.4	54.5	54.5

			As Reported
	December 31,	December 31,	December 31,
	2013	2012	2012
	(Millions)

Cash and cash equivalents	$12	$2	$1
Other current assets	491	366	308
Property, plant and equipment, net	3,005	2,550	1,727
Other long-term assets	1,018	685	936
Total assets	$4,526	$3,603	$2,972

Current liabilities	$722	$345	$234
Long-term debt	1,590	1,620	1,620
Other long-term liabilities	41	44	35
Partners' equity	1,945	1,405	1,048
Noncontrolling interests	228	189	35
Total liabilities and equity	$4,526	$3,603	$2,972

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	As Reported in 2012	2013	2012	As Reported in 2012
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$28	$70	$64	$181	$198	$168
Interest expense	12	10	10	52	42	42
Depreciation, amortization and income tax expense, net of noncontrolling interests	29	20	14	95	83	63
Non-cash commodity derivative mark-to-market	35	(2)	(2)	37	(21)	(21)
Adjusted EBITDA	104	98	86	365	302	252
Interest expense	(12)	(10)	(10)	(52)	(42)	(42)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(29)	(20)	(14)	(95)	(83)	(63)
Other	—	—	—	(1)	—	—
Adjusted net income attributable to partners	63	$68	62	217	$177	147
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)		(6)	(23)		(18)
Distributions from unconsolidated affiliates, net of earnings	(3)		1	6		—
Depreciation and amortization, net of noncontrolling interests	23		14	87		62
Impact of minimum volume receipt for throughput commitment	(6)		(6)	—		—
Discontinued construction projects	4		—	8		—
Adjustment to remove impact of pooling	—		—	(6)		(17)
Other	5		3	7		6
Distributable cash flow(1)	$79		$68	$296		$180

Adjusted net income attributable to partners	$63	$68	$62	$217	$177	$147
Adjusted net income attributable to predecessor operations	—	(6)	—	(6)	(33)	(3)
Adjusted general partner's interest in net income	(20)	(12)	(12)	(70)	(41)	(41)
Adjusted net income allocable to limited partners	$43	$50	$50	$141	$103	$103

Adjusted net income per limited partner unit - basic and diluted	$0.49	$0.83	$0.83	$1.80	$1.89	$1.89

Net cash provided by (used in) operating activities	$60	$(70)	$(34)	$324	$82	$125
Interest expense	12	10	10	52	42	42
Distributions from unconsolidated affiliates, net of earnings	3	—	(1)	(6)	—	—
Net changes in operating assets and liabilities	8	168	117	(8)	219	115
Net income attributable to noncontrolling interests, net of depreciation and income tax	(9)	(8)	(3)	(23)	(20)	(7)
Discontinued construction projects	(4)	—	—	(8)	—	—
Non-cash commodity derivative mark-to-market	35	(2)	(2)	37	(21)	(21)
Other, net	(1)	—	(1)	(3)	—	(2)
Adjusted EBITDA	$104	$98	$86	$365	$302	$252
Interest expense	(12)		(10)	(52)		(42)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)		(6)	(23)		(18)
Distributions from unconsolidated affiliates, net of earnings	(3)		1	6		—
Adjustment to remove impact of pooling	—		—	(6)		(17)
Discontinued construction projects	4		—	8		—
Other	(7)		(3)	(2)		5
Distributable cash flow(1)	$79		$68	$296		$180

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2013		As Reported in 2012		2013		As Reported in 2012
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$79		$68		$296		$180
Distributions declared	$86		$54		$309		$199
Distribution coverage ratio - declared	0.92	x	1.25	x	0.96	x	0.91	x

Distributable cash flow	$79		$68		$296		$180
Distributions paid	$82		$53		$277		$181
Distribution coverage ratio - paid	0.96	x	1.29	x	1.07	x	0.99	x

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	As Reported in 2012	2013	2012	As Reported in 2012
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$32	$66	$54	$193	$237	$180
Non-cash commodity derivative mark-to-market	36	(15)	(15)	36	(20)	(20)
Depreciation and amortization expense	24	20	12	85	81	55
Noncontrolling interests on depreciation and income tax	(2)	(2)	—	(6)	(7)	(2)
Adjusted segment EBITDA	$90	$69	$51	$308	$291	$213

Operating and financial data:
Natural gas throughput (MMcf/d)	2,308	2,168	1,725	2,270	2,322	1,667
NGL gross production (Bbls/d)	129,538	106,827	74,253	118,578	112,032	65,610
Operating and maintenance expense	$52	$41	$24	$180	$162	$92

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$18	$19	$19	$79	$53	$53
Depreciation and amortization expense	1	1	1	6	6	6
Adjusted segment EBITDA	$19	$20	$20	$85	$59	$59

Operating and financial data:
NGL pipelines throughput (Bbls/d)	87,324	81,120	81,120	89,361	78,508	78,508
Operating and maintenance expense	$3	$3	$3	$16	$16	$16

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$11	$14	$14	$31	$25	$25
Non-cash commodity derivative mark-to-market	(1)	12	12	1	(1)	(1)
Depreciation and amortization expense	—	1	1	2	2	2
Adjusted segment EBITDA	$10	$27	$27	$34	$26	$26

Operating and financial data:
Propane sales volume (Bbls/d)	22,007	21,297	21,297	19,553	19,111	19,111
Operating and maintenance expense	$4	$4	$4	$15	$15	$15

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Q113	Q213	Q313	Q413	Twelve months ended December 31, 2013
	(Millions, except as indicated)

Net income (loss) attributable to partners	$52	$102	$(1)	$28	$181
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)	(3)	(6)	(7)	(23)
Depreciation and amortization expense, net of noncontrolling interests	19	21	24	23	87
Non-cash commodity derivative mark-to-market	10	(58)	50	35	37
Distributions from unconsolidated affiliates, net of earnings	3	3	3	(3)	6
Impact of minimum volume receipt for throughput commitment	2	2	2	(6)	—
Discontinued construction projects	4	—	—	4	8
Adjustment to remove impact of pooling	(6)	—	—	—	(6)
Other	—	1	—	5	6
Distributable cash flow	$77	$68	$72	$79	$296
Distributions declared	$69	$72	$82	$86	$309
Distribution coverage ratio - declared	1.12x	0.94x	0.88x	0.92x	0.96x

Distributable cash flow	$77	$68	$72	$79	$296
Distributions paid	$54	$69	$72	$82	$277
Distribution coverage ratio - paid	1.43x	0.99x	1.00x	0.96x	1.07x